Exhibit 10.1

RESTRUCTURING AGREEMENT

by and among

CI-II PARK HOLDING LLC,

CI III PARK HOLDING LLC,

CI IV MASTER DEVCO LLC,

AVANGRID RENEWABLES LLC,

AND

VINEYARD WIND LLC

Dated September 15, 2021

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

SCHEDULES

Schedule I	Contributed 522 Assets
Schedule II	Contributed PCW Assets
Schedule III	Shared Assets
Schedule IV	522 HoldCo Resigning Directors and Officers
Schedule V	PCW HoldCo Resigning Directors and Officers
Schedule VI	Consents and Approvals
Schedule VII	Required 522 Rights
Schedule VIII	AGR Credit Support to be Replaced
Schedule IX	Trademarks

EXHIBITS

Exhibit A	Principles of Transition Services Agreement
Exhibit B	VW Board of Managers Resolutions

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RESTRUCTURING AGREEMENT

THIS RESTRUCTURING AGREEMENT (this “Agreement”) dated as of September 15, 2021 (the “Effective Date”), is made and entered into by and among CI-II PARK HOLDING LLC, a Delaware limited liability company (“CI-II”), CI III PARK HOLDING LLC, a Delaware limited liability company (“CI-III”), CI IV MASTER DEVCO LLC, a Delaware limited liability company, and an Affiliate of CI-II and CI-III (“CI-IV” or “522 Transferee,” together with CI-II and CI-III, each, a “CI Entity” and collectively, the “CI Entities”), AVANGRID RENEWABLES, LLC, an Oregon limited liability company (“AGR” or “PCW Transferee”), and VINEYARD WIND LLC, a Delaware limited liability company (“VW”). Each of the CI Entities, AGR and VW are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, VW acquired BOEM Original Lease 501 (as defined below) on April 1, 2015;

WHEREAS, on June 28, 2021, Bureau of Ocean Energy Management (“BOEM”) issued to VW and Vineyard Wind 1 LLC, a Delaware limited liability company and a wholly-owned subsidiary of VW (“VW1”), that certain notice re: Partial Assignment of Lease Approved, Lease Segregated, pursuant to which, (i) VW’s lease rights to certain area subject to the BOEM Original Lease 501 (such area, the “501 Area”) was assigned to VW1 and (ii) BOEM Original Lease 501 was segregated into a new lease held by VW1 covering the 501 Area, which kept the original lease number OCSA-0501 and was subsequently (i) amended by that certain Amendment of Renewable Energy Lease OCS-A 0501, dated as of June 22, 2021, (ii) assigned to VW1 by that certain Outer Continental Shelf (OCS) Assignment of Record Title Interest in Federal OCS Renewable Energy Lease affecting lease OCS-A 0501, dated as of April 21, 2021 and approved by BOEM on and effective as of June 28, 2021, and (iii) modified by that Bureau of Ocean Energy Management Notice of Approval of Construction and Operations Plan (COP) and Project Easement, dated as of July 15, 2021 (“BOEM Lease 501”), and a new lease retained by VW covering the remaining areas subject to BOEM Original Lease 501 (such area, the “534 Area”),which carries a new lease number OCSA-0534 (“BOEM Lease 534”);

WHEREAS, VW and its subsidiaries own projects currently developed or anticipated in these lease areas, including a project to be developed and owned by VW1 in the 501 Area (the “VW1 Project”), a project to be developed and owned by Park City Wind LLC, a Delaware limited liability company and a wholly owned subsidiary of VW (“PCW HoldCo”), in a portion of the 534 Area (the “PCW Project”), and a project anticipated in a portion of the 534 Area that is not otherwise intended to be utilized for the development, construction, ownership and operation of the VW1 Project or the PCW Project (such area, the “534 Rest of Zone” and such project, the “534 ROZ Project”), as well as certain Assets (as defined below) associated with each of the foregoing;

WHEREAS, all of VW’s interest in the 501 Area and all Assets relating to the VW1 Project have been contributed to VW1, and the Equity Interests (as defined below) of VW1 have been distributed and transferred to other subsidiaries of AGR, CI-II and CI-III in connection with financial closing of the VW1 Project such that VW1 is no longer a subsidiary of VW, and (a) AGR indirectly owns fifty percent (50%) of the Equity Interests in VW1 and (b) each of CI-II and CI-III indirectly owns twenty-five percent (25%) of the Equity Interests in VW1;

WHEREAS, VW also acquired BOEM Lease 522 (as defined below, and the areas subject thereto, the “522 Area”) and subsequently (i) formed OCS-A 0522, LLC, a Delaware limited liability company (“522 HoldCo”), which is contemplated to develop, construct, own and operate one or more projects anticipated in the 522 Area (collectively, the “522 Project”) as well as certain Assets associated therewith and (ii) assigned its interests in BOEM Lease 522 to the 522 HoldCo;

WHEREAS, AGR owns fifty percent (50%) of the Equity Interests in VW, and VW owns one hundred percent (100%) of the Equity Interests in each of 522 HoldCo and PCW HoldCo, resulting in AGR holding, indirectly through VW, fifty percent (50%) of the Equity Interests in each of 522 HoldCo and PCW HoldCo;

WHEREAS, CI-II and CI-III each own twenty-five percent (25%) of the legal interest in the Equity Interests in VW, and VW owns one hundred percent (100%) of the Equity Interests in each of 522 HoldCo and PCW HoldCo;

WHEREAS, following a restructuring of the beneficial interest in the Equity Interests between CI-II and CI-III, CI-II and CI-III each hold, indirectly through VW, twenty-five percent (25%) of the beneficial interests in the indirect Equity Interests in PCW HoldCo, and CI-III holds fifty percent (50%) of the beneficial interests in the indirect Equity Interests in 522 HoldCo;

WHEREAS, certain of the respective economic rights of CI-II and CI-III in VW have been transferred to CI-IV to the extent pertaining to the 522 Project and the 534 ROZ Project, resulting in CI-IV indirectly owning a fifty percent (50%) economic interest in each of the 522 Project and the 534 ROZ Project;

WHEREAS, to allow the Parties to dedicate their collective efforts to the continued development, financing, construction and operation of the VW1 Project and resolve certain issues among the Parties with respect to the development of the 522 Project, the PCW Project and the 534 ROZ Project, the Parties have agreed to carry out the following transactions (collectively, the “Restructuring Transactions”) and the other transactions contemplated in this Agreement, all subject to and in accordance with the terms and conditions set forth in this Agreement:

(a) cause VW to contribute to 522 HoldCo the Assets in connection with the development, construction, ownership and operation of the 522 Project set forth in Schedule I (such Assets, the “Contributed 522 Assets” and such contribution, the “522 Asset Contribution”) and thereafter cause VW to sell, assign, transfer, convey and deliver to 522 Transferee one hundred percent (100%) of the Equity Interests in 522 HoldCo (the “522 HoldCo Transfer” and collectively with the 522 Asset Contribution, the “522 Transfer”); and

(b) cause VW to contribute to PCW HoldCo the Assets in connection with the development, construction, ownership and operation of the PCW Project and the 534 ROZ Project set forth in Schedule II (such Assets, which shall include all rights, interests, and contracts, arising from a successful bid in MA-III, the “Contributed PCW Assets” and such contribution, the “PCW Asset Contribution”), and thereafter cause VW to sell, assign, transfer, convey and deliver to PCW Transferee one hundred percent (100%) of the Equity Interests in PCW HoldCo (the “PCW HoldCo Transfer” and collectively with the PCW Asset Contribution, the “PCW Transfer”).

AGREEMENT

NOW THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND RULES OF INTERPRETATION

Section 1.1 Defined Terms. For purposes of this Agreement, the following capitalized terms shall have the following meanings:

“522 Closing” is defined in Section 3.1(a).

“522 HoldCo” is defined in the recitals of this Agreement.

“522 HoldCo Transfer” is defined in the recitals of this Agreement.

“522 Project” is defined in the recitals of this Agreement.

“522 Transfer” is defined in the recitals of this Agreement.

“522 Transferee” is defined in the preamble of this Agreement.

“522 Transfer Required Approvals” the consents, approvals, authorizations, permits, decisions, filings, registrations and notices listed under the heading “522 Transfer” in Schedule VI.

“534 Area” is defined in the recitals of this Agreement.

“534 Rest of Zone” is defined in the recitals of this Agreement.

“534 ROZ Project” is defined in the recitals of this Agreement.

“AAA” is defined in Section 8.4(c).

“Action” means any legal, administrative, judicial, mediation or other alternative dispute resolution procedure or other action, dispute, proceeding, claim, complaint, litigation, hearing, audit, assessment, audit, inquiry or similar investigation or cause of action (whether in law or in equity) before any Authority.

“Advisor” is defined in Section 6.2(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with that Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

“Agents” is defined in Section 6.2(a).

“AGR” is defined in the preamble of this Agreement.

“Agreement” means this Restructuring Agreement, including all Schedules and Exhibits hereto.

“Ancillary Agreements” means, collectively, any agreement or instrument executed and delivered by the applicable Parties or executed by a Party and delivered to one or more other Parties pursuant to this Agreement.

“Anti-corruption Laws” means, to the extent applicable, (i) the Foreign Corrupt Practices Act of 1977, as amended (including the implementing rules and regulations), (ii) the Laws adopted pursuant to multilateral intergovernmental anti-corruption agreements, including the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and the UN Convention Against Corruption, and (iii) any Laws making unlawful payment to any public official or any foreign political body or official thereof or any candidate for foreign political office, in order to obtain or retain business or gain any unfair advantage or influence.

“Assets” means land, properties, buildings, improvements, fixtures, assets and rights of any kind, whether tangible or intangible, real, personal or mixed, including agreements, contracts, undertakings, commitments, options, leases, easements, studies, reports, inventory, books and records, proprietary rights, intellectual property, issued approvals, permits, grants and authorizations, by, and any applications or materials provided in respect thereto to, any Authority, return and other rights under or pursuant to all warranties, representations and guarantees, accounts receivable, deposits and prepaid expenses.

“Assignment Agreement” means a customary assignment and assumption agreement, in the form agreed among the Parties, pursuant to which (a) at the 522 Closing, VW will sell, assign, transfer, convey and deliver to 522 Transferee one hundred percent (100%) of the Equity Interests in 522 HoldCo, consummating the 522 HoldCo Transfer, and (b) at the PCW Closing, VW will sell, assign, transfer, convey and deliver to PCW Transferee one hundred percent (100%) of the Equity Interests in PCW HoldCo, consummating the PCW HoldCo Transfer.

“Authority” means any federal, state, local or other governmental, judicial, administrative, public or statutory instrumentality, court, tribunal, arbitrator, agency, commission, authority (including any self-regulatory authority), official, body or entity, in each case, whether of the United States or any other jurisdiction, or any subdivision thereof, in each case having legal jurisdiction over the matter or Person in question.

“Bankruptcy Event” shall be deemed to occur, with respect to any Person, if (a) such Person shall commence any voluntary case under any applicable bankruptcy or similar Law; (b) such Person shall consent to the appointment of a receiver, administrator, administrative receiver, liquidator, trustee or other official with similar powers for itself or all or substantially all of its assets; (c) such Person shall make a general assignment for the benefit of its creditors; (d) a voluntary or involuntary case shall be commenced seeking liquidation or reorganization of such Person under any bankruptcy or similar Law and (i) such Person consents to the institution of the involuntary case against it, (ii) such involuntary case shall remain undismissed, unbonded or unstayed for a period of sixty (60) consecutive days, or (iii) an order for relief shall have been issued or entered therein; (e) a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, administrator, administrative receiver, liquidator, trustee or other official having similar powers, over such Person or all or substantially all of its property shall have been entered; or (f) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

“Bidding Party” is defined in Section 6.4(d).

“BOEM” is defined in the recitals of this Agreement.

“BOEM Lease 501” is defined in the recitals of this Agreement.

“BOEM Lease 522” means that certain Commercial Lease of Submerged Lands for Renewable Energy Development on the Outer Continental Shelf, Renewable Energy Lease Number OCS-A 0522, effective April 1, 2019, between VW and BOEM.

“BOEM Lease 534” is defined in the recitals of this Agreement.

“BOEM Original Lease 501” means that certain Commercial Lease of Submerged Lands for Renewable Energy Development on the Outer Continental Shelf, Renewable Energy Lease Number OCS-A 0501, effective April 1, 2015, between VW and BOEM.

“Business Day” means any day other than Saturday, Sunday or any day on which banks located in New York, New York, are authorized or obligated, in each case pursuant to applicable Law, to close.

“CI-II” is defined in the preamble of this Agreement.

“CI-III” is defined in the preamble of this Agreement.

“CI-IV” is defined in the preamble of this Agreement.

“CI Entity” is defined in the preamble of this Agreement.

“Closing” means the 522 Closing or the PCW Closing, as applicable.

“Closing Date” is defined in Section 3.1(c).

“Code” means the Internal Revenue Code of the United States of 1986.

“Confidential Information” is defined in Section 6.2(a).

“Construction Period” is defined in Section 6.4(h)(iii).

“Contributed 522 Assets” is defined in the recitals of this Agreement.

“Contributed PCW Assets” is defined in the recitals of this Agreement.

“Corporate Documents” means the articles or certificate of incorporation and bylaws of a corporation or the equivalent constitutive documents of a limited liability company, partnership, limited partnership or other entity, including (a) any shareholder agreement, voting trust or similar contract and (b) any documents that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the legal personality or governance of such Person.

“Disclosing Party” is defined in Section 6.2(a).

“Dispute” is defined in Section 8.4(b).

“Effective Date” is defined in the preamble of this Agreement.

“Equity Interests” means capital stock, partnership, membership or trust interests, shares or units (whether general or limited) and any other interest that confers on a Person the right to receive a share of the profits and losses of, or transfer of assets of, the issuing entity.

“Framework Agreement” means that certain Framework Transfer Agreement dated April 15, 2020, entered into among Copenhagen Infrastructure III K/S, a Danish limited partnership, CI III US AIV QFPF K/S, a Danish limited partnership, CI III US AIV Non-QFPF Blocker K/S, a Danish limited partnership, CIV III 2017 K/S, a Danish limited partnership, CI III Dutch AIV K/S, a Danish limited partnership, CIV III US K/S, a Danish limited partnership, and CI III GP II ApS a Danish private limited company, as sellers, and Copenhagen Infrastructure IV K/S, a Danish limited partnership, and Copenhagen Infrastructure IV GP ApS, a Danish private limited company, as buyers.

“Law” or “Laws” means all laws, statutes, treaties, ordinances, judgments, decrees, electrical codes, injunctions, writs, orders, rules, regulations, interpretations, licenses and permits or any similar form of decision or determination, or any written interpretation by any Authority having jurisdiction over a Party (as to that Party), a Project or the Projects.

“Loss” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, monetary penalties, costs, charges, Taxes, fees, interest and expenses, whenever and however arising and whether or not resulting from a third-party claim (including court costs and reasonable fees of attorneys, accountants and other experts pursuant to Section 8.5 below), which in this Agreement shall be subject to the limitations and exclusions set forth in Sections 7.1 and 7.2 below).

“MA-III” is defined in Section 6.4(d).

“MOU” is defined in Section 6.4(h)(iii).

“MOU Agreements” is defined in Section 6.4(h)(iii).

“OFAC” is defined in Section 5.8(a).

“OFAC Lists” is defined in Section 5.8(a).

“Parent Officer” means, with respect to any Party, a senior officer of such Party or its parent company.

“Party” is defined in the recitals of this Agreement.

“PCW Asset Contribution” is defined in the recitals of this Agreement.

“PCW Closing” is defined in Section 3.1(c).

“PCW HoldCo” is defined in the recitals of this Agreement.

“PCW HoldCo Transfer” is defined in the recitals of this Agreement.

“PCW Transfer” is defined in the recitals of this Agreement.

“PCW Transferee” is defined in the preamble of this Agreement.

“PCW Transfer Required Approvals” means the consents, approvals, authorizations, permits, decisions, filings, registrations and notices listed under the heading “PCW Transfer” in Schedule VI.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, decedent’s estate, organization, entity or unincorporated organization or any Authority.

“Pre-Closing Tax Period” means (a) any taxable period ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such Straddle Period ending on and including the applicable Closing Date.

“Pre-Closing Taxes” means (a) any and all Taxes (or the non-payment thereof) of or with respect to 522 HoldCo, the 522 Project, PCW HoldCo, the PCW Project or the 534 ROZ Project for all Pre-Closing Tax Periods, (b) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any member of 522 HoldCo or PCW HoldCo (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous or similar state, local, or non-U.S. law or regulation), (c) any and all Taxes of any Person imposed on 522 HoldCo or PCW HoldCo as a transferee or successor, by contract, or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing Date, and (d) any Transfer Taxes imposed pursuant to Section 6.5(e). In the case of any Straddle Period: (x) any real or personal property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period; and (y) all other Taxes for the Pre-Closing Tax Period shall be determined based on an actual closing of the books used to calculate such Taxes as if such Tax Period ended as of the close of business on the Closing Date (without taking into account any actions taken by the applicable Transferee on the Closing Date other than actions the applicable Transferee is required to take pursuant to this Agreement or Applicable Law).

“Project” means the VW1 Project, the PCW Project, the 522 Project or the 534 ROZ Project, as applicable.

“Project Information” is defined in Section 6.2(a).

“Public Announcement” is defined in Section 6.3.

“Receiving Party” is defined in Section 6.2(a).

“Related Dispute” and “Related Disputes” are defined in Section 8.4(d).

“Representative” means, with respect to any Person, any Affiliate, officer, director, member, manager, employee, principal, attorney-in-fact, agent, professional advisor, consultant or other representative of such Person or Affiliate.

“Restructuring Transactions” is defined in the recitals of this Agreement.

“Rules” is defined in Section 8.4(c).

“Sanctions” is defined in Section 5.8(a).

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Subsequent RFP” is defined in Section 6.4(d).

“Tax Authority” means any Authority responsible for the imposition, administration and/or collection of any Taxes.

“Tax Information” is defined in Section 6.2(c).

“Tax Return” means any report, form, claim for refund, return, or statement (including any amendments) required to be supplied to any Tax Authority with respect to Taxes, including information returns, any amendments thereof or schedule or attachment thereto, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any and all taxes, including all charges, fees, customs, duties, levies or other assessments in the nature of taxes, imposed by any Tax Authority, including income, gross receipts, net proceeds, excise, property, personal property (tangible and intangible), production, sales, gain, use, license, custom duty, unemployment, corporation, transfer, franchise, payroll, withholding, social security (or similar), estimated, minimum estimated, profit, windfall profit, severance, value added, disability, premium, occupation, service, leasing, employment, stamp, goods and services, ad valorem, fuel, excess profits, alternative or add-on minimum, turnover, utility, utility users and any other taxes, charges, fees, customs, duties, levies and other assessments in the nature of taxes, including any interest, penalty or addition thereto.

“Transferee” or “applicable Transferee” means (a) with respect to the 522 HoldCo Transfer, 522 Transferee, and (b) with respect to the PCW HoldCo Transfer, PCW Transferee.

“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, transfer and conveyance Taxes and other similar Taxes, duties, fees or charges payable to any Tax Authority as a result of the Restructuring Transactions and any other transactions contemplated in this Agreement.

“VW” is defined in the preamble of this Agreement.

“VW1” is defined in the recitals of this Agreement.

“VW IP” is defined in Section 6.4(e).

“VW1 Project” is defined in the recitals of this Agreement.

“VW LLCA” means that certain Fifth Amended and Restated Limited Liability Company Agreement of Vineyard Wind LLC dated as of May 8, 2017.

Section 1.2 Rules of Interpretation. Unless otherwise expressly provided or unless required by the context in which any term appears:

(a) the singular shall include the plural and the plural shall include the singular; references to “Articles,” “Sections,” “Schedules,” or “Exhibits” (if any) shall be to articles, sections, schedules or exhibits (if any) of this Agreement, as the same may be amended, modified, supplemented or replaced pursuant to the terms hereof from time to time;

(b) all references to a particular entity or Party shall include a reference to such entity’s successors and permitted assigns;

(c) the words “herein,” “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement;

(d) all references to “$” or dollar amounts will be to lawful currency of the United States of America;

(e) any reference to money refers to legal currency of the United States unless otherwise provided;

(f) any reference to any agreement, document or instrument shall mean a reference to such agreement, document or instrument as the same may be amended, modified, supplemented or restated from time to time;

(g) the use of the word “including” in this Agreement to refer to specific examples shall be construed to mean “including, without limitation” or “including but not limited to” and shall not be construed to mean that the examples given are an exclusive list of the topics covered;

(h) relative to the determination of any period of time, “from” means “including and after,” “to” means “to but excluding” and “through” means “through and including;”

(i) references to applicable Laws shall mean a reference to such applicable Laws as the same may be amended, modified, supplemented or restated and be in effect from time to time, including rules and regulations promulgated thereunder;

(j) references to days, months, and years shall mean calendar days, months, and years, unless expressly set forth otherwise; and

(k) unless otherwise specified to the contrary, the word “or” shall be inclusive and shall have the meaning conveyed by “and/or”.

ARTICLE 2

RESTRUCTURING TRANSACTIONS

Section 2.1 522 HoldCo Transfer. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, VW shall sell, assign, transfer, convey and deliver to 522 Transferee all of VW’s right, title and interest in and to the Equity Interests in 522 HoldCo.

Section 2.2 PCW HoldCo Transfer. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, VW shall sell, assign, transfer, convey and deliver to PCW Transferee all of VW’s right, title and interest in and to the Equity Interests in PCW HoldCo.

Section 2.3 Expenses. Except as otherwise expressly stated herein or in any Ancillary Agreement: (a) each Party shall pay the legal, accounting, out-of-pocket and other expenses incurred in (i) the preparation, negotiation, execution and performance of this Agreement and any Ancillary Agreements to which it is Party, and (ii) performing its obligations under this Agreement and the Ancillary Agreements to which it is a party, including all expenses and costs incurred by the Party in obtaining approvals required from Authorities; and (b) VW shall pay the legal, accounting, out-of-pocket and other expenses incurred in taking any action necessary to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

Section 2.4 Tax Treatment. The Parties intend that the Restructuring Transactions will be treated for U.S. federal income tax purposes as follows:

(a) a distribution in kind by VW of PCW HoldCo and the 522 HoldCo, pro rata to AGR, CI-II and CI-III in accordance with their economic ownership of each of the foregoing (which with respect to PCW HoldCo shall be 25% to CI-II, 25% to CI-III and 50% to AGR, and with respect to the 522 HoldCo shall be 50% to CI-III and 50% to AGR), under Section 731 of the Code; followed by

(b) a transfer by CI-II and CI-III of a portion of their interests in PCW HoldCo (associated with the 534 ROZ Project within PCW HoldCo), and by CI-III of its interest in the 522 HoldCo, in each case to CI-IV, in taxable exchanges under the terms of the Framework Agreement; followed by

(c) a transfer of AGR’s interest in the 522 HoldCo to CI-IV, in exchange for a transfer of CI-IV’s interest in PCW HoldCo (associated with the 534 ROZ Project within PCW HoldCo as being transferred by CI-II and CI-III to CI-IV and described in Section 2.4(b)) to AGR, intended to be a taxable exchange; followed by

(d) a purchase by AGR of CI-II’s interest in PCW HoldCo for cash, and a purchase by AGR of CI-III’s interest in PCW HoldCo for cash.

The Parties agree not to report or take any Tax position (on a Tax Return or otherwise) for U.S. federal, state and local income tax purposes that is inconsistent with the foregoing, except as required by applicable Law. The Parties shall cooperate in good faith to consider any changes to the transaction structure that are mutually beneficial to the Parties.

ARTICLE 3

CLOSING OF RESTRUCTURING TRANSACTIONS

Section 3.1 Closing.

(a) Closing Timing. The closing of the 522 HoldCo Transfer (the “522 Closing”) and the closing of the PCW HoldCo Transfer (the “PCW Closing”) will take place telephonically at 11:00 AM Eastern Time, within two (2) Business Days of both (i) satisfaction or written waiver by 522 Transferee of the conditions to closing set forth in Section 3.2 (other than any such conditions that by their nature are to be satisfied at the 522 Closing, but subject to satisfaction thereof) and (ii) satisfaction or written waiver by PCW Transferee of the conditions to closing set forth in Section 3.3 (other than any such conditions that by their nature are to be satisfied at the PCW Closing, but subject to satisfaction thereof) or at such other time or place or in such other manner as the Parties may mutually agree upon in writing. The date on which the 522 Closing and the PCW Closing is to occur is herein referred to as the “Closing Date”. The 522 Closing and the PCW Closing shall occur simultaneously in a single closing on the Closing Date.

(b) 522 Closing Actions. At the 522 Closing, the Parties shall take the following actions:

(i) VW shall deliver to 522 Transferee an Assignment Agreement effecting the 522 HoldCo Transfer;

(ii) VW shall deliver to 522 Transferee any membership interest certificate evidencing the Equity Interests in 522 HoldCo duly endorsed in blank, or accompanied by membership interest powers duly executed in blank, and shall take all necessary action to cause 522 Transferee to be admitted as the sole member of 522 HoldCo with the respective rights and obligations associated therewith;

(iii) VW shall furnish to 522 Transferee a certification of non-foreign status in accordance with U.S. Treasury Regulation Section 1.1445-2(b)(2) and an IRS Form W-9 from VW;

(iv) VW shall furnish to 522 Transferee resignations (or evidence of removal) of each of the directors and officers (as applicable) of 522 HoldCo that are set forth on Schedule IV;

(v) VW shall furnish to 522 Transferee all existing books and records of 522 HoldCo; and

(vi) Each Party shall deliver all such other documents and instruments reasonably required hereunder to consummate the transactions contemplated by this Agreement and with respect to the 522 HoldCo Transfer.

(c) PCW Closing Actions. At the PCW Closing, the Parties shall take the following actions:

(i) VW shall deliver to PCW Transferee an Assignment Agreement effecting the PCW HoldCo Transfer;

(ii) VW shall deliver to PCW Transferee any membership interest certificate evidencing the Equity Interests in PCW HoldCo duly endorsed in blank, or accompanied by membership interest powers duly executed in blank, and shall take all necessary action to cause PCW Transferee to be admitted as the sole member of PCW HoldCo with the respective rights and obligations associated therewith;

(iii) VW shall furnish to PCW Transferee a certification of non-foreign status in accordance with U.S. Treasury Regulation Section 1.1445-2(b)(2) and an IRS Form W-9 from VW;

(iv) VW shall furnish to PCW Transferee resignations (or evidence of removal) of each of the directors and officers (as applicable) of PCW HoldCo that are set forth on Schedule V;

(v) VW shall furnish to PCW Transferee all existing books and records of PCW HoldCo;

(vi) PCW Transferee shall make the payment then required to be made by it pursuant to Section 4.1; and

(vii) Each Party shall deliver all such other documents and instruments reasonably required hereunder to consummate the transactions contemplated by this Agreement with respect to the PCW HoldCo Transfer.

Section 3.2 Conditions to 522 Closing. The Parties’ consummation of the 522 Closing shall be subject to the simultaneous completion of the PCW Closing (which, for avoidance of doubt, can be waived only upon the written agreement of both Transferees, in their respective sole discretion) and satisfaction of the following conditions, each of which may be waived in writing exclusively by 522 Transferee, in its sole discretion:

(a) All of the 522 Transfer Required Approvals shall have been duly obtained or made and shall be in full force and effect in a form reasonably acceptable to 522 Transferee;

(b) The 522 Asset Contribution shall have been completed;

(c) The easements, crossings and other rights described on Schedule VII shall have been granted to 522 HoldCo pursuant to customary documentation that is reasonably acceptable to 522 Transferee; and

(d) That certain Collateral Support and Reimbursement Agreement dated as of April 17, 2018 between Avangrid, Inc. and VW shall have been terminated pursuant to documentation reasonably acceptable to 522 Transferee pursuant to which Avangrid Inc. has no further obligation to provide collateral support on behalf of the Projects and VW has no further obligation or liability.

Section 3.3 Conditions to PCW Closing. The Parties’ consummation of the PCW Closing shall be subject to the simultaneous completion of the 522 Closing (which, for avoidance of doubt, can be waived only upon the written agreement of both Transferees, in their respective sole discretion) and satisfaction of the following conditions, each of which may be waived in writing exclusively by PCW Transferee, in its sole discretion:

(a) All of the PCW Transfer Required Approvals shall have been duly obtained or made and shall be in full force and effect in a form reasonably acceptable to PCW Transferee;

(b) The PCW Asset Contribution shall have been completed;

(c) The credit support described on Schedule VIII shall have been replaced by credit support provided on behalf of the CI Entities or their Affiliates, and such credit support shall have been terminated with no further obligations of the issuers thereof, pursuant to documentation reasonably acceptable to PCW Transferee; and

(d) That certain Collateral Support and Reimbursement Agreement dated as of April 17, 2018 between Avangrid, Inc. and VW shall have been terminated pursuant to documentation reasonably acceptable to PCW Transferee pursuant to which Avangrid Inc. has no further obligation to provide collateral support on behalf of the Projects and VW has no further obligation or liability.

ARTICLE 4

PAYMENTS

Section 4.1 Payment and Adjustments.

(a) The Parties acknowledge and agree that, for administrative convenience, they shall net payments that are due and payable for the Restructuring Transactions and other transactions contemplated in this Agreement simultaneously against each other to the extent practicable to limit the number of wires among the Parties. The Parties also acknowledge and agree that the payments due and payable for the Restructuring Transactions and other transactions contemplated in this Agreement result in PCW Transferee’s obligation to pay CI-II and CI-III (on a pro rata basis), upon the Closing, the aggregate of One Hundred Sixty-Seven Million Five Hundred Thousand Dollars ($167,500,000.00), plus or minus the amount calculated in Section 4.1(b).

(b) Upon the Closing, any capital contributions after the Effective Date and prior to the Closing Date by AGR to fund the 522 Project will be offset against any capital contributions made after the Effective Date and prior to the Closing Date by the CI Entities to fund the PCW Project and the 534 ROZ Project. Any net positive amount resulting in favor of AGR will be deducted from the fixed compensation payable by AGR to CI-II and CI-III upon the Closing contemplated in Section 4.1(a), whereas any net negative amount resulting against AGR will be added to the compensation payable by AGR to CI-II and CI-III upon the Closing contemplated in Section 4.1(a).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

As of the Effective Date and the Closing Date, each Party hereby represents and warrants to the other Parties as follows:

Section 5.1 Corporate Existence. It is a limited liability company, properly formed, validly existing and in good standing under the laws of the state of its formation. It is duly qualified to do business in each jurisdiction where the actions required to be performed by it hereunder make such qualification or licensing necessary, except as would not, individually or in the aggregate, materially adversely affect the execution, delivery and performance of this Agreement.

Section 5.2 Powers and Authority. It has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder. The performance by it of its obligations under this Agreement and the Ancillary Agreements to which it is a party does not require any qualification, licensing or approval by any foreign jurisdiction. It has taken all action necessary to execute and deliver this this Agreement and the Ancillary Agreements to which it is a party, as applicable, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder, and no other action or proceeding on the part of such entity is necessary to authorize this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and the Ancillary

Agreements to which it is a party have been duly executed and delivered by it. Assuming the due authorization, execution and delivery by the other Parties of this Agreement and of the other Parties to the Ancillary Agreements to which it is a party, this Agreement and the Ancillary Agreements to which it is a party constitute its legally valid and binding obligations, enforceable against it in accordance with the respective terms thereof, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally or by equitable principles.

Section 5.3 Bankruptcy. No Bankruptcy Event has occurred and is continuing with respect to it, and no Bankruptcy Event is being contemplated by, or, threatened against it. Neither the signing of this Agreement nor the Closing requires the approval of any trustee in bankruptcy or bankruptcy court with jurisdiction of any reorganization or any bankruptcy Action affecting such Party.

Section 5.4 No Conflicts. Neither the execution, delivery and performance by it of this Agreement or the Ancillary Agreements to which it is a party, nor the transfer of rights and consummation of the transactions contemplated hereby or thereby, will result in (a) a violation of or a conflict with any provision of its Corporate Documents or (b) a material violation by such entity of any Laws.

Section 5.5 Consents and Approvals. Except for the 522 Transfer Required Approvals and the PCW Transfer Required Approvals, no consent, approval or authorization of, permit from, declaration, filing or registration with, or notice to, any Authority or any other Person is required to be made or obtained by it in connection with the execution, delivery, performance and validity of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.

Section 5.6 Legal Proceedings. There are no Actions against such Party pending or threatened in writing to such Party, against or affecting the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, at law or in equity, or before or by any Authority.

Section 5.7 Compliance with Laws. It is not in violation of any Law, except for violations that would not, in the aggregate, have a material adverse effect on its ability to perform its obligations under this Agreement or any Ancillary Agreement.

Section 5.8 Foreign Corrupt Practices Act; Export Control; Anti-Boycott Laws.

(a) Neither it nor any of its controlled Affiliates: (i) is a Person that is, or is owned or controlled by Persons that are (a) the target of any sanctions administered or enforced by the U.S. Office of Foreign Assets Control (“OFAC”), including any Person identified on the OFAC Specially Designated Nationals and Blocked Persons List and any other OFAC list of blocked persons (the “OFAC Lists”), the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”), or (b) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, currently the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria; (ii) is acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, any of the persons identified on any OFAC Lists; or (iii) is in material violation of any Sanctions.

(b) Its operations are, and have been, conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, if applicable, as amended, and all applicable anti-money laundering statutes, the applicable rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any Authority and no action, suit or proceeding by or before any court or Authority or any arbitrator involving it or any of its Affiliates with respect to anti-money laundering Laws is pending or threatened.

(c) Neither it nor any of its Representatives, in their capacity as such, have violated the Anti-corruption Laws in any material respect. It has implemented and maintained in effect policies and procedures for compliance with Anti-corruption Laws.

Section 5.9 Sophistication; Restricted Securities. With respect to 522 Transferee (with respect to Equity Interests in 522 HoldCo) and PCW Transferee (with respect to Equity Interests in PCW HoldCo) only: Such Party, as Transferee of the Equity Interests in 522 HoldCo and PCW HoldCo, as applicable, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this Agreement, the Ancillary Agreements and the transactions contemplated herein and therein, including investment in Equity Interests in 522 HoldCo or PCW HoldCo, as applicable. Such Party has the ability to bear the economic risks of such investment. Such Party has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement. Such Party has had an opportunity to ask questions and to obtain such financial and other information regarding the Equity Interests in 522 HoldCo or PCW HoldCo, as applicable, as such Party has deemed necessary or appropriate in connection with evaluating the merits of executing this Agreement and the Ancillary Agreements and entering into and consummating the transactions contemplated therein and herein. Such Party acknowledges that Equity Interests in 522 HoldCo or PCW HoldCo, as applicable, have not been and shall not be registered under any Law, including those pertaining to securities, and may not be transferred except in compliance with Law.

Section 5.10 No Broker. Neither such Party nor any of its Affiliates has employed any broker or finder, or incurred any liability for any investment banking fees, brokerage fees, concessions or finders’ fees in connection the transactions contemplated by this Agreement or Ancillary Agreements for which the other Parties, 522 HoldCo or PCW HoldCo would have any liability.

Section 5.11 Free of Liens. With respect to 522 Transferee (with respect to Equity Interests in PCW HoldCo) and PCW Transferee (with respect to the Equity Interests in 522 HoldCo) only: there are no, and such Party’s execution of this Agreement or any of the Ancillary Agreements to which such Party is a party and consummation of the transactions contemplated herein and therein does not give rise to any, liens or encumbrances (a) by, through or under PCW Transferee or any of its Affiliates with respect to the Equity Interests of 522 HoldCo, or (b) by, through or under 522 Transferee or any of its Affiliates with respect to the Equity Interests of PCW HoldCo.

Section 5.12 Survival. The representations and warranties of the Parties shall survive the Closing Date for a period of one year; provided, that the representations and warranties in Sections 5.1, 5.2, 5.4(a), 5.10 and 5.11 will survive indefinitely.

Section 5.13 No Other Representations or Warranties. EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, NONE OF THE PARTIES MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, THE EQUITY INTERESTS IN 522 HOLDCO AND PCW HOLDCO ARE SOLD “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR RESPECTIVE CONDITION ON SUCH DATE “WITH ALL FAULTS”. NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, USAGE OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, INCLUDING WITH RESPECT TO ENVIRONMENTAL LAWS, OR AS TO THE CONDITION OF ANY PROJECT OR ANY PART THEREOF, ANY SUCH REPRESENTATIONS AND WARRANTIES BEING HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 6

CERTAIN COVENANTS

Section 6.1 Records. Subject to the confidentiality provisions in Section 6.2 and Section 6.3, during normal business hours after reasonable advance notice, each applicable Party agrees to cooperate with and make available all books and records retained and remaining in existence after the Closing Date that are necessary in connection with any Tax inquiry, audit, investigation or dispute, any Action or any other matter requiring any such books and records, including Tax Returns, (a) relating to 522 HoldCo or the 522 Project to 522 Transferee and (b) relating to PCW HoldCo, the PCW Project or the 534 ROZ Project to PCW Transferee. The Party requesting any such books and records shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such books and records.

Section 6.2 Confidential Information.

(a) Confidentiality Obligations. With respect to each Party, except to the extent necessary for the exercise of its rights and remedies and the performance of its obligations under this Agreement, such Party (the “Receiving Party”) will not itself use or intentionally disclose (and will not permit the use or disclosure by any of its Affiliates, any of the officers, directors or employees of it or its Affiliates (collectively, “Agents”), or any of its advisors, counsel and public accountants (collectively, “Advisors”)), directly or indirectly, any of the terms and conditions of this Agreement, other information in respect of the transactions contemplated hereby, trade secrets, proprietary information and confidential information belonging to any other Party (the “Disclosing Party”) that are not generally known to the public, including information concerning business plans, financial statements and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts or other business documents that such Disclosing Party treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, “Confidential Information”); provided, that (i) such Receiving Party and its Agents and Advisors may use and disclose Confidential Information to its Affiliates, Agents and Advisors, any other Partner and its Agents and Advisors provided such use or disclosure is in connection with its administration of its interests under this Agreement, (ii) such Receiving Party and its Agents and Advisors may disclose Confidential Information to any Authority having jurisdiction over such Receiving Party or its Projects or as may be required by Law, (iii) such Receiving Party and its Agents and Advisors may use and disclose Confidential Information that (A) has been publicly disclosed or is publicly known (other than as a result of any disclosure by a Disclosing Party or any of its Agents or Advisors in breach of this Section 6.2), (B) has come into the possession of such Receiving Party or any of its Agents or Advisors other than from a Disclosing Party or a Person acting on such Disclosing Party’s behalf under circumstances not involving to the knowledge of the Receiving Party, any breach of any confidentiality obligation (other than any Project Information constituting Confidential Information of another Party), or (C) has been independently developed by such Receiving Party or any of its Agents or Advisors without use of information obtained under this Agreement (other than any Project Information constituting Confidential Information of another Party), (iv) such Receiving Party may disclose Confidential Information to the extent that such disclosure is (A) required by Law, a subpoena or any other applicable legal process or (B) by request of any Authority having jurisdiction over such Party or its Affiliates, any stock exchange on which such Party’s or its Affiliates’ securities are traded or any self-regulatory body having jurisdiction over such Party (including, to the extent applicable, the Financial Industry Regulatory Authority, Inc.); provided, that in such case such Disclosing Party shall, unless otherwise prohibited by law, (1) give prompt notice to the Disclosing Party that such disclosure is or may be required and (2) cooperate in protecting such confidential or proprietary nature of the Confidential Information which must so be disclosed, (v) disclosures to lenders, potential lenders or other Persons providing financing (or to their respective representatives and advisors) and potential purchasers of direct or indirect equity interests in such Receiving Party or its subsidiaries, or its or their respective Projects, are permitted, if such Persons have agreed to abide by the terms of this Section 6.2 or have otherwise entered into an agreement with restrictions on disclosure substantially similar to the terms of this Section 6.2 (or in the case of advisors, are otherwise bound by professional or legal obligations of confidentiality), (vi) such Receiving Party and its Agents and Advisors may disclose Confidential Information, and make such filings, as may be required by this Agreement, and (vii) such Receiving Party may disclose Confidential Information to the IRS or any state taxing authority in connection with any communication regarding the tax consequences of any Project, such Disclosing Party’s direct or indirect ownership and operation of any Project or such Party’s ownership of an interest in VW, 522 HoldCo or PCW HoldCo; provided that such Party shall, as soon as practicable, notify the Disclosing Party of such disclosure, furnish a copy of any written material provided to the IRS or any state taxing authority to such Disclosing Member and, if practicable, afford the Disclosing Member reasonable opportunity to comment on the proposed disclosure (but for the avoidance of doubt the other Members will not have the right to consent to such proposed disclosure).

(b) Project Information.

(i) For the avoidance of doubt, prior to the Closing, any information relating to (x) 522 HoldCo and its Equity Interests, the 522 Project or any of its respective Assets and (y) PCW HoldCo and its Equity Interests, the PCW Project, the 534 ROZ Project or any of its respective Assets (collectively, the “Project Information”) is Confidential Information pursuant to the provisions of the Section 16.2 of the VW LLCA and shall not constitute Confidential Information under this Agreement.

(ii) From and after the Closing, Project Information shall no longer be subject to the provisions of Section 16.2 of the VW LLCA, and any Project Information relating to (x) 522 HoldCo and its Equity Interests, the 522 Project or any of its respective Assets shall constitute the Confidential Information of, and title to such Project Information shall vest solely in, the 522 Transferee and no other Party pursuant to Section 6.2(a), and (y) PCW HoldCo and its Equity Interests, the PCW Project, the 534 ROZ Project or any of its respective Assets shall constitute the Confidential Information of, and title to such Project Information shall vest solely in, PCW Transferee and no other Party pursuant to Section 6.2(a).

(c) Tax Information. The foregoing obligations shall not apply to the tax treatment or tax structure of the transactions contemplated hereby, and each Party (and any employee, representative, or agent of any Party) may disclose to any and all Persons of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all other materials of any kind (including opinions or other tax analysis) that are provided to any Party relating to such tax treatment and tax structure (all such information that may be disclosed being the “Tax Information”). However, any such Tax Information is required to be kept confidential to the extent necessary to comply with any applicable securities laws. The preceding sentences are intended to cause the transactions contemplated hereby not to be treated as having been offered under conditions of confidentiality for purposes of Treasury Regulations Sections 1.6011 4(b)(3) and 301.6111 2(a)(2)(ii) and shall be construed in a manner consistent with such purpose. For purposes of this provision, the Tax Information includes only those facts that may be relevant to understanding the purported or claimed U.S. federal income tax treatment or tax structure of the transactions contemplated hereby and, to eliminate any doubt, therefore specifically does not include information that either reveals or standing alone or in the aggregate with other information so disclosed tends of itself to reveal or allow the recipient of the information to ascertain the identity of any other Person involved in any of the transactions contemplated hereby or any other potential transactions with any of the foregoing.

(d) Specific Performance. Each Party acknowledges that a breach of the covenants contained in this Section 6.2 will cause irreparable damage to the Disclosing Party, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, each Party agrees that if it breaches any of the covenants contained in this Section 6.2, in addition to any other remedy that may be available at law or in equity, the Disclosing Party shall be entitled to specific performance and injunctive relief, without posting bond or other security.

Section 6.3 Public Announcements. The Parties shall issue a joint press release in a form to be agreed among the Parties on or after September 20, 2021. Except for such agreed press release, no Party shall have the right to issue a public announcement, press release, or other statement with respect to the this Agreement and the transactions contemplated hereby (each a “Public Announcement”) without the prior consent of the other Parties; provided, however, in the event that a Party is required by applicable Law or stock exchange rule (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby from any Authority) to issue a Public Announcement, it shall, to the extent permitted by Law, (i) notify as promptly as possible the other Parties of the existence of such Public Announcement, (ii) to the extent time permits, consult with the other Parties on the content of such Public Announcement and (iii) only to the extent legally compelled and subject to the prior consent of the other Parties, include the names of the other Parties in such Public Announcement. Each Party shall use reasonable efforts to cause its Affiliates, Advisors, and Agents, to not make any Public Announcement. In the event a Party breaches this Section 6.3, in addition to and not in lieu of any legal or equitable remedies that may otherwise be available, the non-breaching Party may, in its sole discretion, issue public announcements that the non-breaching Party shall deem to be appropriate in its sole discretion to supplement, correct or amplify the announcement or statement made by the breaching Party.

Section 6.4 Additional Covenants.

(a) Restructuring Transactions. The Parties shall, in good faith, and with all expedition, (i) use reasonable best efforts to obtain all 522 Transfer Required Approvals and PCW Transfer Required Approvals, as applicable, and (ii) complete each step required for each of the Restructuring Transactions as soon as practicable after the Effective Date.

(b) Further Assurances. Each of the Parties shall, and cause its Affiliates to, take all actions and do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including:

(i) the delivery of such certificates, documents and instruments that either Party reasonably requests for the purpose of (I) evidencing the accuracy of representations and warranties, (II) evidencing the performance and compliance by the other Party with the agreements contained in this Agreement, or (III) otherwise facilitating the consummation of the transactions contemplated by this Agreement;

(ii) using reasonable efforts to reach agreement on the forms of documents specified in this Agreement as being required for the Closing; and

(iii) no later than five (5) Business Days following the Effective Date updating Schedule I, Schedule II, Schedule III and Schedule VII with those assets and agreements, reasonable and necessary for the development, construction or operation of the 522 Project, PCW Project, or 534 ROZ Project, that were inadvertently omitted from those schedules as of the Effective Date.

Without limiting the foregoing, if a Party determines after the Closing Date that any Party, 522 HoldCo, PCW HoldCo or VW1 owns any Assets that are necessary and proper for the development, construction or operation of the 522 Project (including any Contributed PCW Asset that will not be used for the PCW Project or the 534 ROZ Project), on the one hand, or the PCW Project or the 534 ROZ Project (including any Contributed 522 Asset that will not be used for the 522 Project), on the other hand, then the Parties shall take all actions reasonably required to cause the applicable entity to transfer or, to the extent such Assets are not divisible or transferrable, otherwise make available such Assets for use (i) by the 522 Project to 522 Transferee or its designee at no additional costs or expense to 522 Transferee or 522 HoldCo or (ii) by the PCW Project or the 534 ROZ Project to PCW Transferee or its designee at no additional costs or expense to PCW Transferee or PCW HoldCo.

(c) Non-Disparagement. For a period of two (2) years following the Closing Date, the Parties agree not to make, and agree to use reasonable best efforts to cause their Affiliates and Representatives not to make, any public statements that disparage the other Parties or their respective Affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 6.4(c).

(d) RFP Bidding. The Parties acknowledge and agree that, in consideration of the Parties’ obligations to complete the 522 Closing and the PCW Closing hereunder,

(i) PCW Transferee shall have the right to cause only the 534 ROZ Project to participate in (I) that certain Request for Proposal for Long-Term Contractors for Offshore Wind Energy Projects, issued by the Massachusetts Department of Energy Resources on May 7, 2021 (“MA-III”), and no other Project shall participate in MA-III prior to Closing, and (II) only if the Massachusetts Department of Energy Resources does not award the 534 ROZ Project contracts for the full capacity bid by the 534 ROZ Project in MA-III, then PCW Transferee shall have the right to cause only the 534 ROZ Project to participate, with respect to such remaining capacity, in any Subsequent RFP (as defined below). For the avoidance of doubt, prior to the Closing, the PCW Transferee shall not have a right to participate in any RFP utilizing the 522 Project.

(ii) VW shall delegate the full authority and all rights under Section 10.1 of the VW LLCA, including submitting the bid, identifying the bid price for the MA-III, and branding consistent with Section 6.4(e), to Alejandro De Hoz Garcia Bellido, and such authority and right may be exercised by him or his designee without further grant of authority by the Board of Managers of VW (and the Parties shall take all actions and do all things necessary with respect to the VW LLCA to deem such authority and rights to have been so delegated).

(iii) 522 Transferee shall have the right to cause only the 522 Project to participate in, and to determine the bidding price in response to, any request for proposal for offshore wind energy projects that is due prior to Closing other than MA-III (“Subsequent RFP”), and no other Project shall participate in such Subsequent RFP prior to Closing, other than with respect to the 534 ROZ Project as permitted in Section 6.4(d)(i). For the avoidance of doubt, prior to the Closing, the 522 Transferee shall not have a right to participate in any RFP utilizing the PCW Project or the 534 ROZ Project. The applicable Transferee submitting a bid into MA-III or any Subsequent RFP (the “Bidding Party”) prior to Closing shall disclose such bid price to the other Transferee. The Bidding Party shall indemnify and hold harmless the other Transferee and its Affiliates against all Losses incurred by them and deposits and other payments owning under or in connection with the Bidding Party’s MA-III or Subsequent RFP bid made prior to Closing.

(e) Trademarks. VW hereby grants: (i) to the CI Entities sole ownership of, and the sole right to use the brand names “Vineyard Wind,” “Vineyard,” “Liberty” and “Liberty Wind,” and all associated intellectual property, including the logos, domain names and social media handles, including those described on Schedule X (the “VW IP”), for its project portfolio; and (ii) to the PCW Transferee and AGR a license to use the VW IP (other than those relating to “Liberty” and “Liberty Wind”) for all purposes with respect to VW and VW1. Subject to a license that has previously been granted to VW1 and the license granted herein, AGR hereby acknowledges and agrees that neither it nor any of its Affiliates, nor VW or any of its subsidiaries, has any ownership, license or other rights in or to any such intellectual property. VW hereby grants to the PCW Transferee sole ownership of, and the sole right to use, the brand name “Park City Wind”. As soon as practicable after the Closing, AGR shall cease using the brand names “Vineyard Wind,” “Vineyard,” “Liberty” and “Liberty Wind” in connection with any of its or its subsidiaries’ operations; provided that: (i) notwithstanding this Section 6.4(e), AGR shall have the right to use the brand names “Vineyard Wind” and “Vineyard” solely in the context of its activities as a Member of VW and with respect to the VW1 Project; (ii) if after the Closing, notwithstanding the commercially reasonable efforts of AGR, AGR and its affiliates have continued to use the VW IP in breach of this Section 6.4(e), the affected CI Entity shall provide notice of such breach to the relevant AGR entity and AGR shall have thirty (30) days to cure such breach; and (iii) the CI Entity acknowledges and agrees that the bid submitted in response to the MA-III bid shall be made in the name of “Vineyard Wind LLC”, and that the CI Entities will use all reasonable efforts to assist and support the PCW Transferee in changing the name of the bidder and supporting the change in ownership of the bidder for all purposes of MA-III.

(f) Capital Contributions. From and after the Effective Date, 522 Transferee shall fund all capital contributions to VW with respect to the 522 Project, and PCW Transferee shall fund all capital contributions to VW with respect to each of the PCW Project and the 534 ROZ Project. The Parties shall track which capital contributions are made with respect to each of such Projects.

(g) Transition Services.

(i) The Parties acknowledge the critical nature and their mutual interest in: (I) a complete, adequate and successful transition of the 522 Project to the sole ownership and control of 522 Transferee and the PCW Project and the 534 ROZ Project to the sole ownership and control of PCW Transferee; (II) providing a successful transition of services provided to VW1 and the persons providing those services; and (III) ensuring that external stakeholders regard any change of ownership interest as seamless and continuous. In furtherance of this shared interest, the Parties shall negotiate, in good faith and with all expedition, a transition services agreement under the principles described in EXHIBIT A to be executed by the Parties and such other service entities as deemed necessary for providing certain transition services, and upon negotiation of a mutually acceptable agreement, the Parties shall, or shall cause their respective Affiliates to, execute the agreement pursuant to which transition services will be provided and received.

(ii) The Parties agree that if the Closing does not occur within the time periods set forth for the transition in EXHIBIT A, then: (I) by mutual agreement, the time periods for the transition in EXHIBIT A may be extended until the Closing occurs; and (II) failing mutual agreement on this extension, the PCW Transferee may appoint those officers and employees as necessary to serve those roles and provide those services otherwise provided by the transition services agreement to the PCW Project and the 534 ROZ Project and the 522 Buyer may appoint those officers and employees as necessary to serve those roles and provide those services otherwise provided by the transition services agreement to the Project; provided that prior to the Closing, the existing officers of VW and VW1 shall remain in their current positions, and shall not be appointed officers or employees of PCW Transferee or its Affiliates.

(h) Use and Sharing of Assets.

(i) In order to support development, financing, construction, ownership and operation of the 522 Project, upon request by 522 Transferee, PCW Transferee shall, and shall cause PCW HoldCo and its Affiliates to, make available to 522 Transferee, 522 HoldCo and their respective Affiliates in good faith (at no cost to such Persons), (i) any Assets listed in Schedule III for shared use by the 522 Project, including by granting licenses, joint use, joint operation and joint ownership rights with respect thereto, as applicable, and (ii) any access, rights of way, crossing agreements and other rights to the extent use for the 522 Project would not materially and adversely impact the PCW Project or the 534 ROZ Project.

(ii) In order to support development, financing, construction, ownership and operation of the PCW Project and the 534 ROZ Project, upon request by PCW Transferee, 522 Transferee shall, and shall cause 522 HoldCo and its Affiliates to, make available to PCW Transferee, PCW HoldCo and their respective Affiliates in good faith (at no cost to such Persons), (i) any Assets listed in Schedule III for shared use by the PCW Project, the 534 ROZ Project, or both, including by granting licenses, joint use, joint operation and joint ownership rights with respect thereto, as applicable, and (ii) any access, rights of way, crossing agreements and other rights to the extent use for the PCW Project, 534 ROZ Project, or both would not materially and adversely impact the 522 Project.

(iii) The Parties acknowledge that that certain MOU with Crowley Marine Services (the “MOU”) and all rights to negotiate the arrangements for access to the harbor in Salem, Massachusetts as contemplated by such MOU (the “MOU Agreements”) will be assigned to the PCW Transferee upon the Closing to permit PCW Transferee and its Affiliates to use the harbor in Salem, Massachusetts initially for construction of the PCW Project and the 534 ROZ Project (the “Construction Period”). In furtherance of the Parties’ mutual goal supporting the development, financing, construction, ownership and operation of the PCW Project, the 534 ROZ Project and the 522 Project, the Parties shall cooperate in good faith to cause the MOU Agreements to be assigned to 522 HoldCo or another designee of 522 Transferee following the Construction Period for the PCW Project and the 534 ROZ Project or, if such assignment is not permitted, to enter into other arrangements permitting 522 Transferee and its Affiliates to use such rights for the construction of the 522 Project following the Construction Period for the PCW Project and the 534 ROZ Project. If there is overlap between the Construction Period for the PCW and the 534 ROZ Project, on the one hand, and the 522 Project, on the other hand, the Parties shall cooperate in good faith to enter into arrangements permitting the shared use of such rights in a manner designed to support the construction of all Projects.

(iv) Following completion of the Construction Period of the 522 Project, the MOU and the MOU Agreements shall be assigned to PCW Transferee or 522 Transferee, as the case may be, having executed an offtake agreement. In the absence of a such Party having an offtake agreement or if both such Parties have an offtake agreement, such Parties shall cooperate in good faith to discuss use of the rights granted by the MOU Agreements for the term remaining after the completion of construction of the 522 Project. Such Parties agree that any amendments or modifications of the MOU Agreements or any extension of the term of the MOU Agreements shall be jointly negotiated to reflect such Parties’ mutual interest in a having coordinated, orderly, access to the harbor in Salem, Massachusetts for the purposes of constructing future offshore wind projects.

Section 6.5 Certain Tax Matters

(a) Tax Returns Due After Closing. The applicable Transferee shall prepare or cause to be prepared and timely file or cause to be filed all Tax Returns (if any) in respect of 522 HoldCo or PCW HoldCo, or related to the 522 Project Assets or the PCW Project Assets, as applicable, that are due after the Closing Date, and the Parties shall reasonably cooperate in the preparation and filing of any such Tax Returns to the extent they relate to a Pre-Closing Tax Period. VW shall pay to the applicable Transferee the amount of Pre-Closing Taxes shown as due on any such Tax Return at least ten (10) Business Days prior to the due date of any Tax Return that relates to a Pre-Closing Tax Period. The applicable Transferee shall, and shall cause 522 HoldCo or PCW HoldCo, as applicable, to (i) permit the other Parties to review any Tax Return that relates to a Pre-Closing Tax Period prior to filing, and (ii) consider in good faith any comments from the other Parties on such Tax Returns. Any Tax Return prepared pursuant to the provisions of this Section 6.5(a) with respect to a Pre-Closing Tax Period shall be prepared in a manner consistent with most recent past practices, except as otherwise required by applicable Law.

(b) Refunds. Any refunds or credits of Taxes of 522 HoldCo or PCW HoldCo or in respect of the 522 Project Assets or PCW Project Assets for any Pre-Closing Tax Period (other than refunds or credits resulting from items carried back to a Pre-Closing Tax Period from a period beginning after the Closing Date) shall be for the account of VW. The applicable Transferee shall pay, or cause its Affiliates to pay, the amount of any such refund or credit (including any interest paid thereon and net of any Taxes to the applicable Transferee in respect of the receipt or accrual of such refund or credit) in readily available funds within fifteen (15) days of the actual receipt of the refund or credit or the application of such refund or credit against amounts otherwise payable.

(c) Cooperation. Each Party shall, upon request, provide the other Parties with all reasonable information that the requesting Party may require in order to meet its filing obligations or other obligations to any Tax Authority with respect to any Tax reporting obligations of such Party in connection with 522 HoldCo or PCW HoldCo (or their respective Assets), as applicable, and the transactions contemplated by this Agreement.

(d) Tax Obligations. Each Party shall be liable for the payment of any Taxes triggered by them as a result of the transactions referred to in this Agreement, if applicable.

(e) Transfer Taxes. The Parties shall cause all Transfer Taxes payable as a result of the Restructuring Transactions and any other transactions contemplated in this Agreement to be paid by VW. The Parties will cooperate (and cause their Affiliates to cooperate) and provide all necessary information to timely prepare any Tax Returns or other filings relating to Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes, as applicable. VW shall, at VW’s own expense, file all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the applicable Transferee will, and will cause its Affiliates to, join in the execution of any of those Tax Returns and other documentation.

Section 6.6 Obligations of VW. Where this Agreement obligates VW to take an action or refrain from taking an action, each Party that is (or whose Affiliate is) a member of VW at the applicable time shall exercise all of its rights (or cause such Affiliate to exercise all of its rights as applicable) as a member of VW, including by exercising its voting rights, whether as a Member (as defined in the VW LLCA) or through its representatives on the Board of Managers or Executive Committee (each as defined in the VW LLCA) or otherwise, in a manner consistent with such obligations of VW, and shall direct any officers of VW who are representatives of such Party (or of its Affiliate) to act in accordance with such obligations. In furtherance of such requirement, as of the Effective Date, the Board of Managers has executed a unanimous written consent approving the Restructuring Transactions and the other transactions described in this Agreement in the form attached hereto as EXHIBIT B. Each of CI-II, CI-III and AGR hereby consents to, authorizes and ratifies VW’s execution and delivery of, and performance of all of its obligations under, this Agreement.

Section 6.7 Cooperation on Sale of an Interest in VW1. Each Party that is (or whose Affiliate is) a member of Vineyard Wind 1 Pledgor LLC or an entity directly or indirectly owning the VW1 Project, at the applicable time, shall exercise all of its rights (or cause such Affiliate to exercise all of its rights, as applicable) as a member to enable VW1 or the then current owner of the VW1 Project to reasonably cooperate with the seller member in relation to a sale of a direct or indirect interest in the VW1 Project by them to a third party, with access to information and management presentations but subject to the restrictions imposed by the limited liability company agreement of Vineyard Wind 1 Pledgor LLC or its replacement or substitute for the VW1 Project.

ARTICLE 7

LIMITATION OF LIABILITY

Section 7.1 Limitation of Liability. Notwithstanding anything to the contrary which may be contained herein: NO CLAIMS SHALL BE MADE BY ANY PARTY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES AGAINST ANY OTHER PARTY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES FOR ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT (INCLUDING GROSS NEGLIGENCE), STRICT LIABILITY, DUTY IMPOSED BY LEGAL REQUIREMENTS OR OTHERWISE), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH SPECIAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR; PROVIDED, HOWEVER, THAT SUCH LIMITATION OF LIABILITY SHALL NOT APPLY TO FRAUD.

Section 7.2 Maximum Liability. Notwithstanding any other provision of this Agreement, the aggregate liability of the CI Entities, collectively, on the one hand, and AGR, on the other hand, arising out of or relating to this Agreement from any and all causes (whether based in contract, tort (including negligence), strict liability, law or equity, or any other cause of action) shall not exceed one hundred million dollars ($100,000,000); provided, that this limitation shall not apply to liability arising from such Party’s fraud.

Section 7.3 No Personal Liability. No Representative or Affiliate of any Party shall have any personal liability (whether in contract or in tort) for any breach of any representation, warranty, covenant, agreement or obligation under this Agreement (except in respect of any Ancillary Agreement to which such Affiliate is a party).

ARTICLE 8

MISCELLANEOUS

Section 8.1 Payment Instructions. All amounts payable under this Agreement shall be in immediately available funds made pursuant to the payment instructions provided by the payee of such amount to the payor thereof in writing at least two (2) Business Days before the date on which such payment is due.

Section 8.2 Assignment; Successors and Assigns. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Parties and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that each Party may assign any or all of its rights, interests and obligations hereunder to an Affiliate, provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment referred to in clause (b) shall relieve such Party of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.

Section 8.3 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement, including all documents delivered pursuant to this Agreement, shall be in writing (which may include electronic mail) and shall be deemed to have been duly given when received if personally delivered; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express or UPS); upon receipt, if sent by certified or registered mail, return receipt requested; and upon transmission by the sender to the correct electronic mail address, if sent by electronic mail with no out-of-office or delivery failure notification. In each case notice shall be sent to:

If to CI-II or CI-III	c/o Intertrust Corporate Services Delaware Ltd., 200 Bellevue Parkway Suite 210 Wilmington Delaware 19809 Attention: Torsten L. Smed Email: tls@cip.dk; hto@cip.dk; notice@cip.dk

With a copy to:	Orrick, Herrington & Sutcliffe, LLP 609 Main St., 40th floor Houston, Texas 77002 Attention: Blake H. Winburne Email: bwinburne@orrick.com

If to CI-IV	Amerika Plads 29 2100, Copenhagen Denmark Attention: Torsten L. Smed Email: tls@cip.dk; hto@cip.dk; notice@cip.dk

With a copy to:	Orrick, Herrington & Sutcliffe, LLP 609 Main St., 40th floor Houston, Texas 77002 Attention: Blake H. Winburne Email: bwinburne@orrick.com

If to AGR:	1125 NW Couch Street Suite 700, Portland, OR 97209 Attention: Contract Administration Email: contract.administration@avangrid.com

With a copy to (which shall not constitute notice):	Avangrid Renewables, LLC 1125 NW Couch Street Suite 700 Portland, OR 97209 Attention: General Counsel Email: Benjamin.lackey@avangrid.com or to such other place and with such other copies as a Party may designate as to itself by written notice to the other Party.

Section 8.4 Governing Law and Dispute Resolution.

(a) Governing Law. This Agreement shall be governed by and construed and, interpreted, and the rights of the Parties determined in accordance with, the Laws of the State of New York without reference to its choice of law provisions (other than Section 5-1401 of the General Obligations Law).

(b) Executive Dispute Resolution. In connection with any dispute, controversy or claim between the Parties relating to or arising out of this Agreement (a “Dispute”), the Parties will use their reasonable efforts to resolve the Dispute within thirty (30) days. If the Dispute has not been resolved within such thirty (30) day period, the Parties will escalate the Dispute to the respective Parent Officers, who will meet to discuss and use their reasonable efforts to resolve the Dispute. If the Parties remain unable to resolve the Dispute within thirty (30) days of the initial meeting of the Parent Officers, any Party may submit the Dispute to binding arbitration pursuant to this Section 8.4. Arbitration hereunder shall be the exclusive means for resolving Disputes that are not resolved through the efforts of the Parties or their Parent Officers.

(c) Arbitration. Subject to Section 8.4(b), all Disputes shall be finally settled under the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”). The number of arbitrators shall be three (3). The CI Entities, on the one hand, and AGR, on the other hand shall each appoint one arbitrator, and those two arbitrators shall then appoint a third arbitrator, who shall act as chair of the tribunal, within thirty (30) days of the appointment of the second arbitrator. Any arbitrator not appointed under the method described above shall be appointed by the AAA under the Rules. The place of arbitration shall be New York, New York. The language of the arbitration shall be English. Each party to the arbitration shall take such actions as are reasonably within its control to cause the arbitral tribunal to render a reasoned award within six (6) months from the initiation of the arbitration; provided, that the failure of the arbitral tribunal to do so within such time period shall not form the basis for an objection to the award. The arbitrators shall have no authority to award punitive damages under any circumstances (whether it be exemplary damages, treble damages, or any other penalty or punitive type of damages), regardless of whether such damages may be available under New York law and shall be otherwise limited in awarding damages as expressly provided in this Agreement; the Parties hereby waive their right, if any, to recover punitive damages in connection with any Dispute. Each Party shall bear its own attorneys’ fees and costs for the arbitration; provided, that the fees and costs of the arbitration shall be paid for by the non-prevailing Party in the arbitration, if any, in the manner determined by the arbitrators.

(d) Consolidation of Proceedings. In order to facilitate the comprehensive resolution of related disputes, if any Disputes arise under this Agreement that are related to any disputes arising under any other contract with an Affiliate of a Party relating to the Projects (such disputes, together with the Disputes, the “Related Disputes” and each a “Related Dispute”), then any Party that is a party to any of such Related Disputes may request that any or all such Related Disputes be brought in a single arbitration pursuant to this Section 8.4(d). If one or more arbitrations are already pending with respect to a Related Dispute, then any Party that is a party to any of such disputes may request that any arbitration or any new Related Dispute be consolidated into any prior arbitration. Upon objection by any other Party, the arbitral panel shall determine, in its discretion, whether the Related Disputes are sufficiently related such that they should be consolidated in a single arbitration. In the event the arbitral tribunal determines to so consolidate the Related Disputes, all of the claims and counterclaims in the arbitrations shall be made under the same arbitration agreement. The arbitral tribunal for the arbitration into which a new dispute is consolidated shall serve as the arbitral tribunal for the consolidated arbitration. In the event of different rulings on this question by the arbitral tribunal constituted hereunder and another arbitral tribunal constituted under this Agreement, the ruling of the arbitral tribunal constituted first in time shall control, and such arbitral tribunal shall serve as the tribunal for any consolidated arbitration.

(e) Final and Binding. The award of the arbitral tribunal shall be final and binding on the Parties. Judgment on the award may be entered into by any court having jurisdiction thereof.

(f) Jurisdiction; Waiver of Jury Trial. Notwithstanding anything to the contrary in this Section 8.4, to enforce any other Party’s compliance with the provisions of Section 6.2 or Section 6.3, or this Section 8.4, any Party may bring an action, suit or proceeding (including an action, suit or proceeding seeking equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available) in any state or federal court in New York, New York, and in any such action, suit or proceeding, each Party:

(i) irrevocably submits and consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding has been brought in an inconvenient forum; and

(ii) irrevocably and unconditionally waives, to the fullest extent permitted by law, any right it may have to a trial by jury.

Section 8.5 Attorneys’ Fees and Litigation Expenses. In the event any action is commenced to recover damages or enforce any rights or obligations under this Agreement, the prevailing Party in such action shall be entitled to recover its reasonable outside attorneys’ fees and all other reasonable out-of-pocket expenses incurred in enforcing the prevailing Party’s rights under this Agreement, regardless of whether those fees, costs or expenses are otherwise recoverable as costs in the action, including all such fees and expenses incurred in connection with the investigation and preparation of the action before it is filed and upon appeal.

Section 8.6 Entire Agreement; Amendments and Waivers. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and commitments with respect thereto. No supplement, modification or waiver of this Agreement or waiver of any breach of or failure to comply with any representation, warranty, covenant, agreement or condition herein shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement or waiver of any breach of or failure to comply with any representation, warranty, covenant, agreement or condition herein shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) or any other breach of or failure to comply with any representation, warranty, covenant, agreement or condition herein, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 8.7 Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 8.8 Delivery by Facsimile or PDF. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party, each other Party shall re-execute original forms thereof and deliver them to the other Party. No Party shall raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature was transmitted or communicated through such means as a defense to the formation of a Contract, and each Party forever waives any such defense.

Section 8.9 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein (other than a requirement to make payments hereunder), shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

Section 8.10 Titles. The recitals to this Agreement and the titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 8.11 Third Party Beneficiaries. There shall be no third-party beneficiaries of this Agreement.

Section 8.12 Cumulative Remedies. All rights and remedies of either Party hereto are cumulative of each other and of every other right or remedy such Party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

Section 8.13 No Partnership or Joint Venture. The Parties hereto do not intend to create a partnership or joint venture by virtue of this Agreement. No Party shall owe any fiduciary duty to any other Party by virtue of this Agreement or any other Ancillary Agreement or otherwise.

Section 8.14 No Merger. This Agreement is a fully integrated complete agreement and is not merged with or extinguished by any other agreement.

Section 8.15 Joint Effort. Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one Party than against the other Parties.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized representatives as of the date first above written.

PARTIES:

CI-II PARK HOLDING LLC

By:	/s/ Henrik Tordrup
Name: Henrik Tordrup
Title: President

CI III PARK HOLDING LLC

By:	/s/ Henrik Tordrup
Name: Henrik Tordrup
Title: President

CI IV MASTER DEVCO LLC

By:	/s/ Henrik Tordrup
Name: Henrik Tordrup
Title: President

AVANGRID RENEWABLES, LLC

By:	/s/ Alejandro de Hoz
Name: Alejandro de Hoz
Title: Authorized Representative

By:	/s/ Jose Manuel Diaz
Name: Jose Manuel Diaz
Title: Authorized Representative

VINEYARD WIND LLC

By:	/s/ Lars Thaaning Pedersen
Name: Lars Thaaning Pedersen
Title: Chief Executive Officer

[Signature Page to

Restructuring Agreement]

EXHIBIT A

PRINCIPLES OF TRANSITION SERVICES AGREEMENT

Obligations of the Parties that are neither subject to, nor conditioned upon, execution of the Transition Services Agreement (“TSA”)

The objective of the TSA will be to minimize or eliminate the potential increased risks to VW LLC, the Project companies and their activities, and relationships derived out of the contemplated Restructuring Transactions, as proposed by AGR and agreed by the CI Entities.

In order to accomplish the above objective, beginning on the Effective Date:

A

The CI Entities and AGR shall work towards establishing a baseline of what is the scope of the services each resource under the “Executive Personnel”, “Key Personnel” or other personnel (defined below) has (such exercise will need to come from the management of VW where the CI Entities and AGR agree to instruct to do so starting on the Effective Date.

B

Within 1 month from the Effective Date, VW shall provide each owner with a detailed briefing of stakeholders, partnership agreements, and any other relevant facts, documents or information necessary for successful lease area development and project execution and delivery.

C

Within a maximum of 1 month of the Effective Date, but otherwise as soon as feasible, VW shall advise on which lease area and project stakeholders and public officials the lease area and project owners shall engage with to advise on the ownership transition. At the request of the lease area or project owner, designated VW personnel shall assist the owners in stakeholder and public official outreach to ensure lease area and project development continuity.

Notwithstanding any other provision of the TSA or this Exhibit A, the obligations set forth immediately above in clauses A through C, are neither subject to, nor conditioned upon, execution of the transition service agreement and the transition periods identified below for the TSA shall be extended one day for each day that completion of those obligations are delayed beyond one (1) month following the Effective Date.

Outline of principles for the Transition Services Agreement (“TSA”)

1.	Project to remain jointly owned by CI-II, CI-III and AGR:

a.	The asset swap should not affect the resources and the services provided by (i) Copenhagen Offshore Partners A/S; (ii) Vineyard Wind Services LLC, and (iii) resources provided by AGR/Iberdrola Group.

b.	Key Personnel in the jointly owned project will remain at their positions until the natural conclusion of the work they have been retained for.

2.	Projects to be wholly owned by one Member after the Restructuring:

a.

A transition period of 5 months after the Effective Date will be established whereas, similar to above, all Executive Personnel will continue their day to day workings and 4 months where all Key Personnel will continue their day-to-day workings and responsibilities (including bid submission for MA-III).

b.

All Executive Personnel and Key Personnel will be released from all liabilities towards any of the shareholders for the work performed during the transition period, except to the extent losses result from gross negligence, willful misconduct or fraud. Officers of the Company having resigned but continuing in Executive Personnel roles shall be released from all obligations and claims, including for the CEO position specifically named in the COP Services and Bonus agreement between VW and Copenhagen Offshore Partners A/S, except to the extent losses result from gross negligence, willful misconduct or fraud.

c.

Each of the shareholders can elect to nominate each of the Executive Personnel and Key Personnel to a “Key Advisor” such that the role changes from exercising the daily management oversight, decision-making and delegated authority to advising an appointed person from each of the shareholders (“Shareholder Nominee”) and as such be relieved from their day-to-day duties and responsibilities.

d.

While Executive and Key Personnel remain in their role, such Executive and Key Personnel shall retain the same management responsibilities, other responsibilities and delegated authority as prior to the transition to achieve the already established business goals. Furthermore, if any of the Project Companies substantially changes existing plans, strategies, governance, policies and procedures, budgets or otherwise substantially change the position or content of the position such Key Personnel or Key Executive shall become a “Key Advisor”.

e.

A Key Advisor shall be available to assist and advise any Shareholder Nominee for the duration of the agreement as defined below, but can otherwise be allocated to other tasks not to interfere with giving advice as needed.

f.	Notwithstanding the obligations above, each Executive Personnel and Key Personnel will be able to continue to work on assignments outside VW and the Projects as before the Transaction.

g.

During the term of the transition period, each of AGR and the CI Entities will be responsible to find the successors of the Key Personnel on a timely manner. The cost of the successors will be borne by AGR for PCW and 534 Rest of Zone and by CI for 522.

h.

Employees of Vineyard Wind Services LLC will continue to work on Projects and assignments as contemplated before the transaction for the first 4 months following the Effective Date. AGR shall no later than 2 months after the Effective Date discuss with Vineyard Wind Services LLC future resource needs so Vineyard Wind Services can adjust its resources accordingly.

i.

Employees of Vineyard Wind Services LLC that are working entirely on projects to be owned by AGR shall be offered employment by AGR on same terms as their employment terms in Vineyard Wind Services LLC within 1 month of the start of transition.

j.

In order to retain Executive Personnel or Key Personnel employed by Vineyard Wind Services LLC, each Executive Personnel or Key Personnel named below employed by Vineyard Wind Services LLC will be offered a stay-on bonus equivalent to 25% of their total salary for the period of the transition services payable if they remain employed until the end of the transition period. The costs of such bonuses to be paid by AGR at the end of the transition period to Vineyard Wind Services LLC.

k.

At the end of the 5 month transition period, all services provided by Copenhagen Offshore Partners A/S will be terminated with respect to Projects owned by AGR, and AGR will be responsible for paying any milestones outstanding and any termination payment to Copenhagen Offshore Partners A/S for PCW and 534 ROZ.

l.

AGR agrees that the same service contract and bonus terms that apply for VW1 per the service and bonus agreement entered into between VW and Copenhagen Offshore Partners A/S also applies for each of the PCW Project and 534 ROZ Project individually. The commencement date of work on PCW is 1/1/2018 and COD is 12/31/2026, and the commencement date for of work on 534 ROZ is 1/1/2019 and COD is 12/31/2027. The outstanding milestone, termination and bonus payments per the contracts based on the PCW and 534 ROZ project timelines will be settled and paid immediately after the transition period ends.

m.

Each of Copenhagen Offshore Partners A/S, Vineyard Wind Services LLC, AGR and CI cannot be held accountable for resignations of Executive Personnel or Key Personnel or any other personnel during the transition period, and none of the entities will be responsible for re-allocating existing or re-hiring personnel to roles left vacant due to resignations.

n.

Following the earlier of the end of the 5 or 4-month transition period, respectively, or the appointment of a Shareholder Nominee, each of AGR and CI will allocate their resources from the list of Executive Personnel and Key Personnel to their respective Projects, as contemplated by this transaction. It is assumed that Executive Personnel and Key Personnel can work on shareholder related matters to the same extent as before the transaction and can increase such allocations as practical during the transition period without impacting transition tasks.

o.

All costs associated to Executive Personnel and Key Personnel during the transition period will be allocated to the applicable Project (including stay-on bonus payments to Executive Personnel or Key Personnel employed by Vineyard Wind Services LLC) and borne by the respective owner.

p.

Non-solicitation provisions consistent with normal commercial practice to be agreed, however for the duration of the transition period both AGR and CI entities will refrain from soliciting employees from the list of Key Personnel or Executive Personnel as well as employees of Vineyard Wind Services LLC.

q.	Parties will agree regarding continued utilization of consultants, etc., currently engaged by VW1 for other Projects, for the purposes of maintaining continuity, unless set out specifically below.

Executive Personnel

Vineyard Wind Executive Management Team

1.	Lars Pedersen, CEO

2.	Sy Oytan, Deputy CEO

3.	Klaus Moller VW1 Project Director

4.	Rachel Pachter, Chief Development Officer

5.	Jennifer Simon Lento, General Counsel

6.	Andrew Doba, Communications Director

7.	Amy McGinty, Chief Commercial Officer (maternity leave until Jan 1 2022)

8.	Peter Mahoney, Accounting – acting CCO

Key Personnel

A.	MA-III Bid Key Personnel (post bid submission)

1.	Jordan Shoesmith, Bid Director

2.	Mike Starrett, Technical Lead

3.	Roan Gideon, Analyst

4.	Liam Paskvan, Legal Counsel

B.	Vineyard Wind 1 Key Personnel

All personnel currently named in the current org-chart or contemplated recruitments as per approved budget and ramp-up plan stays on Vineyard Wind 1 project, also beyond the transition period

C.	PCW and 534 Rest of Zone (to be owned by AGR)

Is it assumed that all AGR personnel remain on the project.

C-1 Key Personnel COP to provide transition services

•	Matt Robertson, Environmental Affairs

•	Logan Sullivan

C-2 Key Personnel Vineyard Wind ServicesCo providing transition services

Fisheries Liaison and Outreach, Cape Cod

•	Crista Banks, Fisheries Liaison

•	Nate Mayo, Director of Public Affairs

Other personnel 4-months transition

•	Rose DeCosta, External Affairs Manager

•	Chris Rodstrom, State Permitting Manager

•	David Wilson, G&G Surveys

•	Jen Cullen, Workforce development Manager

C-3 Vineyard Wind ServicesCo employees to be offered a contract with AGR

•	Marcus Brown, Workforce & Local content coordinator CT

•	Josh Eleodinmuo, Cable Installation Manager

C-4 Consultants to be retained for 4-months

•	Geri Edens, Acting Head of Permitting

D.	522 Owned by CI

It is assumed that all COP and Vineyard Services Co employees remain on the project except for the time already allotted to VW1, PCW and 534 ROZ and agreed in the transition period

D-1 Key Personnel AGR to provide services to CI

•	None

D-2 Key Personnel Vineyard Wind ServicesCo (providing transition services to AGR, ie reduced time on CI projects)

Fisheries Liaison and Outreach, Cape Cod

•	Crista Banks, Fisheries Liaison

•	Nate Mayo, Director of Public Affairs

Other personnel

•	Rose DeCosta, External Affairs Manager

•	Chris Rodstrom, State Permitting Manager

•	David Wilson, G&G Surveys

•	Jen Cullen, Workforce development Manager

D-3 AGR employees to be offered a contract with CI

•	None

D-4 Consultants to be retained for 4-months

•	Geri Edens, Acting Head of Permitting

EXHIBIT B

VW BOARD OF MANAGER RESOLUTIONS

Unanimous Written Consent of the Board of Managers

VINEYARD WIND LLC

AUTHORIZATION TO ENTER INTO RESTRUCTURING AGREEMENT

The undersigned, being all of the members of the Board of Managers (collectively, the “Board of Managers” or the “Managers” and each a “Manager”) of VINEYARD WIND LLC, a Delaware limited liability company (the “Company”), hereby unanimously consent to the adoption, as of the date first written above, of the following resolutions by written consent pursuant to, and in accordance with, the provisions of the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et. seq., as amended from time to time, and the Fifth Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 8, 2017 (the “Company’s LLC Agreement”). Initially-capitalized terms used and not defined herein shall have the meanings set forth in the Company’s LLC Agreement.

WHEREAS, the Company, is the sole member of PARK CITY WIND LLC, a Delaware limited liability company (“PCW”); and

WHEREAS, the Company is the sole member of OCS-A 0522 LLC, a Delaware limited liability company (“522”); and

WHEREAS, Pursuant to Section 6.6 and Schedule 6.6(4) of the Company’s LLC Agreement, the Company has determined that it is in the best interest of the Company, PCW and 522 to authorize the Company to enter into the agreement, documents and instruments described herein and any other agreements contemplated thereby in connection with the transactions described below.

NOW THEREFORE, BE IT

RESOLVED:

That the Members and Managers have reviewed the documents listed on Exhibit A, attached hereto and made a part hereof for all purposes (all such Exhibit A documents, collectively, the “Transaction Documents”), and all other documents as are reasonably necessary to obtain, finalize and/or otherwise further the transactions contemplated by the Transaction Documents, and that the Company is hereby authorized and directed to enter into, execute, certify, acknowledge and deliver the Transaction Documents, as any officer of the Company (each, an “Authorized Signor”) may approve, such approval and authorization to be conclusively evidenced by his execution and delivery thereof.

RESOLVED:

That all resolutions, consents, and authorizations previously executed and delivered, and any and all acts of any of the officers, directors, Authorized Signors, or agents of the Company previously done or performed in connection with or related to the matters set forth in, or reasonably contemplated or implied by, the authorization to enter into the Transaction Documents, are hereby authorized, approved, adopted, ratified and confirmed in all respects and for all purposes as the acts and deeds of the Company.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Unanimous Written Consent of the Board of Managers of the Company as of the date first written above.

By:
Name:	Henrik Tordrup
Title:	Manager

By:
Name:	Christian Skakkebaek
Title:	Manager

By:
Name:	Alejandro de Hoz
Title:	Manager

By:
Name:	Joshua Sturtevant
Title:	Manager

THIS CONSENT MAY BE EXECUTED IN COUNTERPARTS

Exhibit A

Transaction Documents

1.	Restructuring Agreement by and among CI-II PARK HOLDING LLC, CI III PARK HOLDING LLC, CI IV MASTER DEVCO LLC, AVANGRID RENEWABLES LLC, AND VINEYARD WIND LLC

SCHEDULE I

CONTRIBUTED 522 ASSETS

No	Asset	Description
1	Survey data	All survey data related to 522 (and IPR to such)

2	Queue positions	QP909, QP927, QP1118, QP1010, QP1011

3	Land Lease agreements in New York	The exclusive right to continue the ongoing land lease negotiations in the New York area.

4	Contracts

The following contracts as regarding the 522 Project:

•  Epsilon Associates

•  Geosubsea

•  APEM

•  Biodiversity Research Institute

•  Jasco

•  Siemens

•  WoodThilsted

•  UMASS Dartmouth

•  New England Aquarium

•  RLC

•  Geri Edens

•  RC Goodwin

•  Stantec

•  WSP

•  Roffe group

•  COWI

5	Permits

a)  All documents related to and including the Site Assessment Plan, including agency correspondence and draft and final documents and meeting notes

b)  All submitted, in process, and approved survey plans issued for the 522 lease area and related cables and related agency correspondence and meeting notes

c)  Any correspondence and meeting notes with permitting, or other government agencies regarding the 522 lease and possible cable routes

d)  Any work product related to permitting as conducted in support of a bid submittal or any other development activity for lease area 522 including cable routes

e)  Any authorizations issued to conduct field surveys in the lease area or along any potential cable routes

f)   Any agency reporting

g)  All documentation and correspondence associated with lease assignment, acquisition, and rights for lease area 522

h)  All meeting notes pertaining to 522 development activities, including but not limited to, stakeholder discussions/meetings, agency discussions/meetings, etc. Development activities include, but are not limited to, all activities in support of an RFP bid.

i)   Any materials and supporting documentation and correspondence related to a RFP bid that incorporated lease 522.

j)   Any lease waivers, departure requests, or other issuances from BOEM or another government agency related to lease area 522 and potential cable routes.

SCHEDULE II

CONTRIBUTED PCW ASSETS

PCW Project

No	Asset	Description
1	PCW PPA

Offshore Wind RPS Class I Renewable Generation Unit Power Purchase Agreement between The United Illuminating Company and Vineyard Wind LLC, as of May 18, 2020.

Offshore Wind RPS Class I Renewable Generation Unit Power Purchase Agreement between The Connecticut Light and Power Company d/b/a Eversource Energy and Vineyard Wind LLC, as of May 18, 2020.

2	LGIA positions	QP700, QP1154

3	Contracts

The following contracts regarding the PCW (and 534 ROZ Project if applicable to the development of both areas):

•  Marmon MOU

•  Tetra Tech Inc.

•  Primo Marine

•  IHCantabria

•  Prysmian Cables and Systems USA

•  RPS Energy Consultants Ltd.

•  Stantec Consulting Services

•  Wood Thilsted

•  Atkins

•  Boslan

•  DHI

•  Offshore Construction Consultants

•  ODE Renewables

•  New England Aquarium [in process]

•  Letter Agreement dated March 3, 2021, with Eversource (NStar) relating to the Interconnecting Transmission Owner’s Interconnection Facilities

•  Design and Engineering Agreement with Eversource (NStar)

•  Term Sheet for Interconnection of Vineyard Wind Project to Eversource Transmission System, executed March 4, 2021

•  Bech-Brunn

•  Brown Rudnick

•  COWI

•  Environmental Resources Management Inc.

•  March 15, 2021 MOU between the Company, ERM and BOEM.

•  Epsilon Associates

•  Feldman Land Surveyors

•  Geri Edens

•  Gray and Pape

•  Geo SubSea

•  Hillside Strategies

•  IBN Environmental & Geomatics Inc.

•  Biodiversity Research Institute

•  Island Wind (Vineyard Power)

•  Jasco

•  Lautec

•  Mott MacDonald

•  Marine Safety Consultants

•  NEI Power Engineering

•  Norton Rose Fulbright

•  Offshore Wind Farm Support

•  Peak Wind

•  RLC Engineering

•  Search Inc.

•  Tidal Media Strategies

•  UMass Dartmouth (Survey work)

•  Fugro

•  Horizon Geosciences

•  RPS Group Inc.

•  EGS

•  Sea Services

•  Daymark Energy Advisors

•  New Power Partners

•  Substation option agreement

•  North Atlantic Right Whale Agreement and any related work product of documentation

4	Properties	• Motel Property Option (8 Shootflying Hill Rd.) • Shore Property Option (2 Short Beach Road) • 6 Shootflying Hill Rd Option • Barnum Landing Lease • Bridgeport Office Lease (Forstone 350 LLC)

5	Lease	Commercial Lease of Submerged Lands for Renewable Energy Development on the Outer Continental Shelf, Renewable Energy Lease Number OCS-A 0534, Effective Date April 1, 2015

6	Survey data	All survey data related to 534 (and IPR to such) to be transferred.

7	Permits

•  All documents related to the Massachusetts MEPA filings including agency correspondence and draft documents

•  All documents related to the Massachusetts EFSB filings including agency correspondence and draft documents

•  Any drafts of other state permits specifically for the Park City Wind project

•  Any agency correspondence related to state, local, and regional permits for the Park City Wind project

•  Any work product, meeting notes, or correspondence regarding development of the port of Bridgeport

•  Any existing or draft agreements resulting from PPA commitments, including, but not limited to, economic development agreement with DECD

534 ROZ Project

No	Asset	Description / splitting mechanism
1	Queue positions	QP792, QP806, QP 828, QP1109, QP1119, QP1153, Cluster Studies,

2	Properties	Maki Property

3	Bid agreements (all under negotiations)

a)  MOU with Semco regarding BOP maintenance

b)  EPCI contract with Prysmian regarding supply, transport and installation of export cables

c)  MOU with Crowley regarding Salem Harbor

d)  September 2, 2021 Option Lease agreement with MassCEC for the New Bedford Marine Commerce Terminal regarding MA-III (this does not include the Option Lease agreement for VW1)

e)  Contract with Wood Thilsted on Foundation design

4	Contracts	The following contracts: • QP 828 • From Energy • Substation option agreement • Vineyard Wind ShareCo

5	Permits

•  All documents related to and including the Construction and Operations Plan, including but not limited to, agency correspondence and draft documents

•  All submitted, in process, and approved survey plans issued for the 534 lease area and related cable routes

•  All submitted, in process, and approved survey plans issued for the 534 lease area and related cables and related agency correspondence and meeting notes

•  Any correspondence and meeting notes with permitting, or other government agencies regarding the 534 lease and possible cable routes

•  Any work product related to permitting as conducted in support of a bid submittal or any other development activity for lease area 534 including cable routes

•  Any authorizations issued to conduct field surveys in the lease area or along any potential cable routes

•  Any agency reporting relating to lease area 534

•  All meeting notes pertaining to 534 development activities, including but not limited to, stakeholder discussions/meetings, agency discussions/meetings, etc. Development activities include, but are not limited to, all activities in support of an RFP bid.

•  Any materials and supporting documentation and correspondence related to a RFP bid that incorporated lease 534.

•  Any lease waivers, departure requests, or other issuances from BOEM or another government agency related to lease area 534 and potential cable routes.

SCHEDULE III

No	Asset	Description
1	Barnstable Host Community Agreement	• Available for all Projects through the ShareCo

2	Vineyard Power Agreement	• Vineyard Power agreement relevant for 501 and 534. 522 may retain consulting services from VP, but CBA provisions apply to and benefit leases 501 and 522. • Transfer to ShareCo.

3	Data sharing

•  All site data from any Project including but not limited to, raw data, processed data, survey results and site data analysis is owned by the project that includes the respective position for which the data is associated with (lease and/or cable route). However, all current and future projects in lease area 501, 534 and 522 will have a royalty free right to use the data for any relevant purpose.

•  All Projects will have a royalty free right to all existing and ongoing ecological survey data.

•  Parties to agree a sharing and collaboration agreement for future surveys is shared between the projects.

•  All projects have a royalty free license for all existing and ongoing metocean data (FLIDAR campaigns etc.)

•  Parties to enter into a sharing agreement in good faith for future survey data exchange and new campaigns (such as the planned FLIDAR campaign on lease 522 in 2021).

•  Parties will share access to BOX and Pims for the existing data

•  Data includes, but is not limited to, onshore and offshore data, lease area, cable locations and any related buffers.

•  All material developed or submitted for (including, but not limited to) external use, external stakeholders as part of regulatory processes or bid processes etc. for all Projects, including all material in preparation shall be fully available and each Party shall be given a full royalty-free license to copy, adapt and modify for its own use any such documents.

4	Muskeget Channel

•  Owners of 534 ROZ and PCW to cooperate on host community agreement (or other relevant instrument) to secure good relations regarding cable passage through Muskeget Channel e.g. with Edgartown and Martha’s Vineyard Commission. Basis for collaboration is that PCW shall have the right to place two cables and 534 ROZ shall have the right to place three cables. In addition, the CI Entities agree to work in good faith such that that the siting of VW 1 cable allows for access for required cables for the PCW Project and the ROZ Project for crossing/delivery through Muskeget channel provided that this can be accomplished without adverse impact on the VW1 Project.

5	Nantucket Good Neighbor Agreement	• Available for all parties through the ShareCo

6	Joint collaboration agreements

•  VW is party to a number of important collaboration agreements with third parties.

•  Parties to negotiate in good faith how to continue such relationships without creating mutually detrimental interfaces.

•  Costs for agreement to be shared per project prorate to underlying cost driver (per project, per positions, per area etc.)

•  Agreements covered by this point:

•  Fisheries representative agreements

•  RODA membership and representation

•  ROSA membership and representation

•  Joint Developers CEC NARW MoU

•  Tribal agreements (outside of permitting process)

7	Incidental Harassment Authorization (IHA)

Shared Assets between 534 and 522

•  All submitted, in process, and approved IHAs issued jointly for the 534 & 522 lease areas by the National Marine Fisheries Service and all associated agency communication including, but not limited to, applications and correspondence

•  Any previously issued IHAs jointly for 501, 534, and 522 and all associated agency communication including, but not limited to, applications and correspondence

8	Lease segregation	Shared Assets between 501 and 534 • All documents related to lease segregation, including but not limited to, agency correspondence and meeting notes

9	Salem Harbor	The Parties shall cooperate in good faith in accordance with Section 6.4(h) regarding rights to access and use of the harbor in Salem, Massachusetts.

SCHEDULE IV

522 HOLDCO RESIGNING DIRECTORS AND OFFICERS

Directors: None

Officers: Sy Oytan

SCHEDULE V

PCW HOLDCO RESIGNING DIRECTORS AND OFFICERS

Directors: None

Officers:

•	Lars Pedersen

•	Rachel Pachter

•	Klaus Moeller

•	Jennifer Simon Lento

SCHEDULE VI

CONSENTS AND APPROVALS

522 Transfer:

1.	Commercial Lease of Submerged Lands for Renewable Energy Development on the Outer Continental Shelf, Renewable Energy Lease Number OCS-A 0522, Effective Date April 1, 2019

**	This lease has already been assigned to the OCS-A 0522 LLC entity as authorized by BOEM.

PCW Transfer:

1.	Commercial Lease of Submerged Lands for Renewable Energy Development on the Outer Continental Shelf, Renewable Energy Lease Number OCS-A 0534, Effective Date April 1, 2019

2.	Offshore Wind RPS Class I Renewable Generation Unit Power Purchase Agreement between The United Illuminating Company and Vineyard Wind LLC, as of May 18, 2020

3.	Offshore Wind RPS Class I Renewable Generation Unit Power Purchase Agreement between The Connecticut Light and Power Company d/b/a Eversource Energy and Vineyard Wind LLC, as of May 18, 2020

SCHEDULE VII

REQUIRED 522 RIGHTS

No	Asset	Description
1	Position for booster stations (reactor station)	VW1 to grant 522 HoldCo royalty free and irrevocable easements rights for position A00 in 501 lease area.

2	Crossing agreements	VW1, PCW and/or 534 ROZ to grant 522 HoldCo a royalty free and irrevocable cable crossing and proximity rights with respect to all crossings of VW1, PCW and 534 ROZ cables.

SCHEDULE VIII

AGR CREDIT SUPPORT TO BE REPLACED

$100,000 USD Surety Bond posted with BOEM for the 522 Lease Area.

SCHEDULE IX

TRADEMARKS

Domain Name: www.vineyardwind.com

Logos: